EXHIBIT 99.1

BMB Munai, Inc. Completes the Sale of Emir Oil LLP to MIE Holdings Corporation

ALMATY, Kazakhstan, September 19, 2011 /PRNewswire/ -- BMB Munai, Inc. (NYSE Amex: KAZ) (the "Company") today announced that it has completed the sale of all of its interests in Emir Oil LLP to a subsidiary of MIE Holdings Corporation (HKEx: 1555), following its receipt of necessary regulatory approvals and satisfaction of the necessary conditions to closing the transaction.  In connection with the closing of the transaction, the Company repaid in full the outstanding principal and accrued interest on its 10.75% convertible Senior Notes due 2013.

In the coming weeks, the Company’s board of directors will meet to determine the amount of the first of two anticipated cash distributions to the Company’s stockholders from the transaction proceeds, such amount to be determined after giving effect to the estimated closing adjustments and escrow amount and the repayment of the convertible senior notes and after providing for the payment of or reserve for other anticipated liabilities and transaction costs. The Company intends to make a second distribution to stockholders following termination of the escrow on the first year anniversary of the closing date, subject to the availability of funds to be released from the escrow, actual costs incurred and other factors.

As previously announced, today the Company expects to file with the Securities and Exchange Commission a Form 25 to effect its voluntary delisting from the NYSE Amex, which is expected to be effective on September 29, 2011.  Thereafter, the Company’s shares will no longer be listed on the NYSE Amex.  Upon delisting from NYSE Amex, the Company believes that its common stock will be eligible for quotation on the OTCQB, part of the OTC Market Group, formerly known as Pink Sheets LLC. While the common stock may be quoted over-the-counter on the OTCQB, there can be no assurance that a market for the Company's common stock will develop on the OTCQB or otherwise.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking" statements regarding the Company's anticipated cash distributions to stockholders and the filing of various information with the SEC.  All such forward-looking statements are subject to uncertainty and changes in circumstances, and there is no assurance the statements will prove correct. Moreover, no forward-looking statements are guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements.  Factors that could materially affect such forward-looking statements include economic, business and regulatory risks and factors identified in the Company's periodic reports filed with the SEC.  All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

NYSE Amex has neither approved nor disapproved of the contents of this press release.

SOURCE BMB Munai, Inc.